Exhibit 99(a)

OneBeacon 401(k) Savings

and Employee Stock Ownership Plan

Financial Statements and Supplemental Schedule to

Accompany 2010 Form 5500

Annual Report of Employee Benefit Plan

Under ERISA of 1974

For the Years Ended December 31, 2010 and 2009

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Index of Financial Statements and Supplemental Schedule

Page(s)

Report of Independent Registered Public Accounting Firm	2

Statements of Net Assets Available for Benefits As of December 31, 2010 and 2009	3

Statements of Changes in Net Assets Available for Benefits For the Years Ended December 31, 2010 and 2009	4

Notes to Financial Statements	5-17

Supplemental Schedule *:
Schedule of Assets (Held at End of Year) December 31, 2010	18-22

*      Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the “Plan”) at December 31, 2010 and 2009, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 27, 2011

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Statements of Net Assets Available for Benefits

As of December 31, 2010 and 2009

	2010	2009
Assets
Investments at fair value (Notes B, C, D, E)	$495,951,005	$481,796,879
Cash	1,244,695	2,464,444

Receivables:
Interest and dividends receivable	326,188	664,362
Receivable for securities sold	1,182,998	812,428
Notes receivable from participants (Notes A, B)	4,032,560	5,528,733
Employer contributions – ESOP (Note A)	4,550,108	10,528,640
Total Receivables	10,091,854	17,534,163

Total Assets	507,287,554	501,795,486

Liabilities
Payable for securities purchased	842,274	1,126,722
Accrued administrative and custody expenses (Note A)	364,813	260,456
Other liabilities (Note A)	—	71,773
Total Liabilities	1,207,087	1,458,951

Net assets reflecting all investments at fair value	506,080,467	500,336,535
Adjustment from fair value to contract value for fully benefit-responsive investment contracts (Note B)	(2,054,259)	(1,104,138)

Net Assets Available for Benefits	$504,026,208	$499,232,397

The accompanying notes are an integral part of these financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Statements of Changes in Net Assets Available for Benefits

For the Years Ended December 31, 2010 and 2009

	2010	2009
Additions
Investment income:
Interest and dividend income (Note B)	$16,076,228	$11,814,298
Net appreciation in fair value of investments (Notes B, C)	48,749,864	79,210,735
Net investment income	64,826,092	91,025,033

Contributions:
Employer – ESOP (Note A)	4,550,108	10,528,640
Employer – 401(k) (Note A)	4,109,254	4,901,309
Participant – 401(k) (Note A)	13,810,410	16,981,933
Total contributions	22,469,772	32,411,882

Interest income, notes receivable from participants (Notes A, B)	231,090	329,990
Transfers in – rollovers and other elective transfers	1,470,917	443,461
Total additions	88,997,871	124,210,366

Deductions
Benefits paid to participants	82,942,531	41,622,059
Administrative and custody expenses (Note A)	1,261,529	619,181
Total deductions	84,204,060	42,241,240

Net increase	4,793,811	81,969,126

Net Assets Available for Benefits:
Beginning of year	499,232,397	417,263,271
End of year	$504,026,208	$499,232,397

The accompanying notes are an integral part of these financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

A.    Description of the Plan

The following description of the OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the “Plan”), as further described below, provides only general information. Participants should refer to the Plan document and related amendments for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering substantially all employees of OneBeacon Insurance Company (the “Company”), a subsidiary of OneBeacon Insurance Group, Ltd. (“OneBeacon”). The following entities are also participating employers of the Plan: A.W.G. Dewar, Inc., Guilford Holdings, Inc., OneBeacon Professional Insurance, Inc., White Mountains Capital, Inc., White Mountains Financial Services LLC, White Mountains, Inc. and White Mountains Insurance Group, Ltd. (“White Mountains”).  White Mountains is currently the majority shareholder of OneBeacon.  Effective June 15, 2009, Galileo Weather Risk Management Advisors LLC is no longer a participating employer of the Plan.

Effective January 1, 2009, the Plan was amended to 100 percent vest employees with less than three years of service on or after December 31, 2009 for terminations as a result of the sale of a business unit or reduction in force.

Effective June 24, 2009, terminated participants in the Plan are charged a quarterly administrative fee which may be used to pay expenses of the Plan or to reduce Company contributions.

Effective January 1, 2010, the Plan allows for discretionary cash employer contributions; previously it only recognized employee stock ownership (stock) contributions.

Effective June 30, 2010, the Plan had a partial plan termination.  A partial plan termination occurs when the ratio of the number of employer-initiated participant terminations to the number of total plan participants is at least 20 percent.  For affected participants who are not fully vested upon termination, vesting must be adjusted retroactively and forfeited dollars be reinstated.  When multiple corporate events occur over multiple plan years which have the same motives, e.g., corporate reorganization, those events must be aggregated as relates to the partial plan termination.

On December 3, 2009, OneBeacon sold the renewal rights to its non-specialty commercial lines business and on July 1, 2010, OneBeacon completed the sale of its traditional personal lines business.  In anticipation of the partial plan termination, as stated above, the Plan was amended to fully vest participants terminated on or after December 31, 2009 as a result of the sale of a business unit or reduction in force as described above.  Therefore, employees impacted by these transactions were fully vested at termination.

Since the partial plan termination events began in 2009, the Plan had to begin with January 1, 2009 when adjusting vesting retroactively and reinstating forfeitures for impacted participants.

In August 2010, vesting was adjusted retroactively and forfeiture dollars were reinstated for 23 participants for a total of $137,009.

The Plan in its respective 401(k) and employee stock ownership (“ESOP”) components is designed to comply with Sections 401(a), 501(a) and 4975(e)(7) and the regulations thereunder of the Internal Revenue Code of 1986 (the “IRC”) and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The trustee and record keeper is Vanguard Fiduciary Trust Company (“Vanguard,” “Trustee,” and “Record Keeper”).

Eligibility

Employees of the Company or a participating employer are eligible to participate in the Plan on date of hire.  Eligible employees who have not enrolled after 60 days are automatically enrolled in the 401(k) component of the Plan at a 3 percent employee contribution rate unless waived by the employee.  In order to receive an allocation of contributions to the ESOP component, as described below, a participant must be an eligible employee on the last business day of the Plan year, typically December 31st of each year. All participants who are not participants in a long-term incentive plan, an incentive compensation program for certain senior level employees, are also eligible to receive an allocation of any additional (variable) employer contribution to the ESOP component.

Contributions

Participants may contribute up to 40 percent of annual compensation, as defined in the Plan document, on a pre-tax, after-tax and/or Roth basis into the 401(k) component of the Plan.  Participants may direct their contributions into various investment options offered by the Plan. The Company contributes 50 percent of the first 6 percent of compensation, as defined in the Plan document, that a participant contributes to the Plan. This matching contribution is invested to mirror the employee contributions. Eligible participants who attain age 50 before the end of the Plan year may make catch up contributions to the Plan. Contributions are subject to Internal Revenue Service (“IRS”) limitations.

For the ESOP contribution, the Company contributes to the Plan, subject to the discretion of the Board of Directors (the “Board”), an amount equal to 3 percent of compensation, as defined in the Plan document, to eligible participants. The contribution may be in the form of cash, OneBeacon common shares, or White Mountains common shares, depending on employer.  The Company, subject to the discretion of the Board, may also make an additional variable contribution of up to 6 percent of compensation based on OneBeacon’s performance during the respective Plan period. For the years ended December 31, 2010 and 2009, the Company’s variable contribution was 1 percent and 3.6 percent, respectively, with the contribution allocated to the OneBeacon Company Stock Fund (the “OB Fund”).  The Company made the 1 percent variable contribution, even though the performance metric was not met, in recognition of the work involved in the sale of the traditional personal lines business and the underlying strong performance of the ongoing specialty businesses.  For both years ended December 31, 2010 and 2009, White Mountains made no variable contribution.  Any contribution from White Mountains would have been allocated to the White Mountains ESOP Fund (the “WTM Fund”).  Contributions are subject to certain limitations, as defined in the Plan document.

Voting Rights

Participants are entitled to direct the Plan’s Trustee as to how to vote OneBeacon or White Mountains common shares attributable to investment fund units held on any matter submitted to the shareholders of OneBeacon or White Mountains for a vote.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contribution and (b) Plan earnings, net of an allocation of investment fees. Allocations are based on participant earnings or account balances, as defined in the Plan document. The Plan may also debit an allocation for applicable loan fees or administrative expenses, if any. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are vested immediately in their contributions plus actual earnings thereon. Vesting in the Company’s contribution portion of their accounts is based on years of service.  A participant is 100 percent vested after three years of credited service.  As described above, employees with less than three years of service are 100 percent vested upon termination on or after December 31, 2009 for termination as a result of the sale of a business unit or reduction in force.

Put Option

Upon distribution, if a participant elects to receive his or her ESOP component account balance in the form of OneBeacon or White Mountains common shares and trading of OneBeacon or White Mountains common shares has been suspended, participants have the right to sell their shares of OneBeacon or White Mountains common shares to the Company at fair market value, as defined in the Plan document. This right expires 15 months after the date of distribution. The Company did not repurchase any shares from plan participants during the 2010 and 2009 plan years.

Diversification

In order to minimize the investment risk from holding a large amount of stock in a single issuer, the Plan allows participants to diversify their OB Fund or WTM Fund investment. A participant may transfer his or her vested OB Fund or WTM Fund account balance into any of the investment options maintained within the Plan.

Forfeitures

Forfeitures are used to reduce Company contributions. The balances as of December 31, 2010 and 2009 in the forfeiture account were $369,695 and $503,397, respectively. During 2010 and 2009, $166,721 and $726,814, respectively, of forfeited funds were used to offset employer contributions.

Participant Loans

Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50 percent of their vested account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at the prime rate plus 1 percent as of the beginning of the month in which the loan was made. At December 31, 2010 and 2009, participant loans of $4,032,560 and $5,528,733, respectively, were outstanding and are reflected as Notes receivable from participants in the Statements of Net Assets Available for Benefits.  As of both December 31, 2010 and 2009, the prime rate was 3.25%.  As of December 31, 2010, the range of interest rates on loans outstanding was 4.25% to 10.25%.

Payment of Benefits

Following termination of service, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or annual installments over time.

Expenses

The Plan paid the majority of administrative expenses, including audit and investment management fees, as well as certain administrative and custody fees paid to Vanguard and The Bank of New York Mellon (“Mellon”), the custodian of some of the assets of the Plan.  The Plan incurred $1,261,529 and $619,181, respectively, in fees for the years ended December 31, 2010 and 2009.  As described above, terminated participants in the Plan are charged a quarterly administrative fee which may be used to pay expenses of the Plan or to reduce Company contributions.

Plan Termination

While the Company has not expressed any intent to discontinue its contributions or terminate the Plan, it is free to do so at any time.  In the event the Plan is terminated, the Plan provides that each participant’s balance, inclusive of Company contributions, becomes immediately 100 percent vested and shall be distributed to the participants.

Employer Contributions Receivable

Employer contributions receivable at December 31, 2010 and 2009 of $4,550,108 and $10,528,640, respectively, consist of Company contributions for the ESOP component that pertain to the current plan year and were contributed in the subsequent year.

Accrued Administrative and Custody Expenses

Accrued administrative and custody expenses at December 31, 2010 and 2009 of $364,813 and $260,456, respectively, represent audit, investment management, Trustee and custodian expenses incurred by the Plan due to be paid at year-end.

Other Liabilities

Other liabilities at December 31, 2009 of $71,773 ($54,431 from participants and $17,342 from employer) consist of contributions for the 401(k) component that were contributed in the current plan year but pertain to the subsequent year.

Investment Options

During the plan years ended December 31, 2010 and 2009, participants were able to allocate all contributions, except unvested ESOP component contributions, among various registered investment company options, two company stock funds and specific Plan-sponsored funds comprised of stocks and bonds as follows:

Baron Asset Fund

OneBeacon Equity Fund

OneBeacon Fixed Income Fund

OneBeacon Fully Managed Fund

OneBeacon Stable Value Fund

OneBeacon Company Stock Fund

Vanguard 500 Index Fund Investor Shares

Vanguard High-Yield Corporate Fund Investor Shares

Vanguard International Growth Fund Investor Shares

Vanguard International Value Fund

Vanguard Long-Term Investment Grade Fund Investor Shares

Vanguard Mid-Cap Index Fund Investor Shares

Vanguard Morgan Growth Fund Investor Shares

Vanguard Prime Money Market Fund

Vanguard Retirement Savings Trust IV

Vanguard Selected Value Fund

Vanguard Short-Term Investment Grade Fund Investor Shares

Vanguard Small-Cap Index Fund Investor Shares

Vanguard Target Retirement 2005 Fund

Vanguard Target Retirement 2010 Fund

Vanguard Target Retirement 2015 Fund

Vanguard Target Retirement 2020 Fund

Vanguard Target Retirement 2025 Fund

Vanguard Target Retirement 2030 Fund

Vanguard Target Retirement 2035 Fund

Vanguard Target Retirement 2040 Fund

Vanguard Target Retirement 2045 Fund

Vanguard Target Retirement 2050 Fund

Vanguard Target Retirement 2055 Fund

Vanguard Target Retirement Income Fund

Vanguard Total International Stock Index Fund

Vanguard Wellington Fund Investor Shares

Vanguard Windsor Fund Investor Shares

Vanguard Windsor II Fund Investor Shares

White Mountains ESOP Fund

Effective July 1, 2009, the OneBeacon Stable Value Fund was removed from the available investment options and replaced with the Vanguard Retirement Savings Trust IV.  Effective December 1, 2009, the OneBeacon Fixed Income Fund was removed from the available investment options.

B.    Summary of Accounting Policies

The following accounting policies, which conform to accounting principles generally accepted in the United States of America (“GAAP”), have been used consistently in the preparation of the Plan’s financial statements and notes to the financial statements.

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period.  Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Many factors are considered in arriving at fair market value.  In general, corporate bonds and U.S. government securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. Shares of company stock, preferred stock and common stock are valued at quoted market prices.  Convertible bonds are valued based on quoted market prices, analysis of listed markets and use of sensitivity analyses.  Registered investment companies are valued at the net asset value as reported by the fund at year-end.  Units of common/collective trust funds are valued at the net asset value of the fund, as reported by Vanguard, on the last business day of the year.

As described in Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 946, investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a collective trust.  The Statements of Net Assets Available for Benefits presents the fair value of the investment contracts, as well as the adjustment of the investment contracts from fair value to contract value. The Statements of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

For insurance contracts, fair value is the present value of the expected future cash flows of each contract.  Expected future cash flows are derived by Vanguard.  Fair value is determined using the published forward swap discount rate plus/minus an adjustment; the Ryan Guaranteed Investment Contract Yield Spread Adjustment (“Ryan Yield Adjustment”).  The Ryan Yield Adjustment is obtained by taking the difference between the published swap discount rate and the Ryan Index and this spread amount is then applied to the cash flows discount rate, the discounted cash flows are then summed, and the fair value of the contract is obtained.  The Ryan Index is published by Ryan Labs Inc. Asset Management and is the value of their index of GICs with three to five year maturities.

Purchases and sales are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

In accordance with the policy of stating investments at fair value, the Plan presents in the Statements of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of its investments, excluding insurance and investment contracts, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

Notes receivable from participants

Participant loans are recorded at unpaid principal plus accrued but unpaid interest.

Benefit Payments

Benefit payments are recorded when paid.

Risks and Uncertainties

The Plan provides various investment options in any combination of stocks, bonds, fixed income securities, registered investment companies, money market funds, and other investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, and a level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.

Recently Adopted Accounting Pronouncements

During the 2010 plan year, the Plan adopted FASB Accounting Standards Update (“ASU”) 2010-06, “Improving Disclosures about Fair Value Measurements”, codified within ASC 820.  ASU 2010-06 requires new disclosures and clarifies existing disclosure requirements for fair value measurements.  ASU 2010-06 requires disclosure of the amounts and nature of the transfers in and out of Level 1 and Level 2 measurements.  The ASU also requires a gross presentation of activity within the Level 3 rollforward, presenting separately information about purchases, sales, issuances and settlements.  In addition, fair value measurements by Level will now be presented on a more disaggregated basis, by asset or liability class.  The ASU also requires more detailed disclosures about inputs and valuation techniques for Level 2 and Level 3 measurements for interim and annual reporting periods, as applicable.  The ASU is effective for the plan year ended December 31, 2010, except for the gross presentation of the Level 3 rollforward, which is required for the plan year ended December 31, 2011.  The adoption of ASU 2010-06 had no material impact on the Plan’s financial statements.  See Note C for required disclosures.

During the 2010 plan year, the Plan adopted ASU 2010-25, “Reporting Loans to Participants by Defined Contribution Pension Plans”, codified within ASC 962.  ASU 2010-25 modifies the classification and measurement guidance for participant loans.  Defined contribution pension plans are required to measure most investments at fair value.  Most participant loans, which were previously included in investments, are carried at the unpaid principal balance, plus accrued interest which may not provide a reasonable approximation of fair value.  Under the new guidance, participant loans are to be measured at the unpaid principal balance plus accrued interest, but are no longer to be classified as investments but rather as notes receivable.  Loans to participants are currently measured at the unpaid principal balance, plus accrued interest as required under ASU 2010-25.  Upon adoption, loans to participants were reclassified from investments to notes receivable in the Statement of Net Assets Available for Benefits.

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”, codified within ASC 820.  ASU 2011-4 is intended to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with GAAP and International Financial Reporting Standards (“IFRS”).  The amendments are of two types: (i) those that clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements and (ii) those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  The update is effective for annual periods beginning after December 15, 2011.  The Plan sponsor has not yet determined the effect of adoption on the financial statements.

C.    Investments

The following presents the fair value of investments that represent 5 percent or more of the Plan’s net assets.

	As of December 31,
	2010	2009
Investments, at fair value
OneBeacon Company Stock (1)	$29,944,064	$23,322,340
Vanguard 500 Index Fund Investor Shares	33,774,955	31,037,837
Vanguard Prime Money Market Fund (2)	22,554,391	29,867,563
Vanguard Retirement Savings Trust IV (3)	52,167,545	51,074,550
Vanguard Short-Term Investment Grade Fund Investor Shares	26,202,943	29,645,478
Vanguard Wellington Fund Investor Shares	27,370,833	26,807,549

(1) Greater than 5 percent of net assets as of December 31, 2010 but not as of December 31, 2009.

(2) Greater than 5 percent of net assets as of December 31, 2009 but not as of December 31, 2010.

(3) Although the amount reflected in the table represents the fair value of this investment, the contract value (the amount available for Plan benefits) was $50,113,286 and $49,970,412, respectively, as of December 31, 2010 and 2009.

	For the Years Ended December 31,
	2010	2009
Net appreciation/(depreciation) in fair value of investments, by type
Cash & Cash Equivalents	$766	$83,334
Common Stock	17,118,537	22,328,385
Preferred Stock and Convertible Preferred Stock	19,452	91,508
OneBeacon Company Stock	3,253,425	5,405,078
White Mountains Stock	28,888	2,955,951
Corporate Bonds	—	3,544,713
Convertible Bonds	4,661,423	6,497,021
Registered Investment Companies	23,667,373	38,304,745
Net appreciation in fair value of investments	$48,749,864	$79,210,735

Fair Value Measurements

The Plan records its investments in accordance with ASC 820 which provides a revised definition of fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value information.  ASC 820 establishes a fair value hierarchy that distinguishes between assumptions based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy in ASC 820 prioritizes fair value measurements into three levels based on the nature of the inputs as follows:

Level 1 — Valuations based on quoted prices in active markets for identical assets;

Level 2 — Valuations based on observable inputs that do not meet the criteria for Level 1, including quoted prices in inactive markets and quoted prices in active markets for similar but not identical instruments; and

Level 3 — Valuations based on unobservable inputs.

The fair value measurements at December 31, 2010 and 2009 and their related inputs are as follows:

	December 31, 2010
	Fair value	Level 1 Inputs	Level 2 Inputs
Collective Trust (1)	$52,167,545	$—	$52,167,545
Common Stock
Financials	16,313,905	16,313,905	—
Basic Materials	10,568,177	10,568,177	—
Consumer	14,258,038	14,258,038	—
Energy	13,972,623	13,972,623	—
Utilities	8,460,950	8,460,950	—
Other	27,137,844	27,137,844	—
Common Stock	90,711,537	90,711,537	—
OneBeacon Company Stock	29,944,064	29,944,064	—
White Mountains Stock	11,287,307	11,287,307	—
Convertible Bonds	41,501,270	—	41,501,270
Convertible Preferred Stock	379,750	—	379,750
Registered Investment Companies
Balanced Funds	59,249,754	59,249,754	—
Bond Funds	49,077,694	49,077,694	—
Domestic Stock Funds	102,335,616	102,335,616	—
International Stock Funds	30,990,477	30,990,477	—
Money Market Funds	28,305,991	28,305,991	—
Registered Investment Companies	269,959,532	269,959,532	—
Total	$495,951,005	$401,902,440	$94,048,565

	December 31, 2009
	Fair value	Level 1 Inputs	Level 2 Inputs
Collective Trust (1)	$51,074,550	$—	$51,074,550
Common Stock
Financials	17,614,239	17,614,239	—
Basic Materials	13,566,528	13,566,528	—
Consumer	10,611,437	10,611,437	—
Energy	18,735,886	18,735,886	—
Utilities	5,030,155	5,030,155	—
Other	27,488,468	27,488,468	—
Common Stock	93,046,713	93,046,713	—
OneBeacon Company Stock	23,322,340	23,322,340	—
White Mountains Stock	13,788,725	13,788,725	—
Convertible Bonds	30,155,716	—	30,155,716
Convertible Preferred Stock	361,969	—	361,969
Registered Investment Companies
Balanced Funds	52,725,467	52,725,467	—
Bond Funds	50,873,044	50,873,044	—
Domestic Stock Funds	95,045,648	95,045,648	—
International Stock Funds	29,594,879	29,594,879	—
Money Market Funds	41,807,828	41,807,828	—
Registered Investment Companies	270,046,866	270,046,866	—
Total	$481,796,879	$400,204,644	$81,592,235

(1) Although the amount reflected in the table represents the fair value of this investment, the contract value (the amount available for Plan benefits) was $50,113,286 and $49,970,412, respectively, as of December 31, 2010 and 2009.  The Vanguard Retirement Savings Trust IV, which is included in Collective Trust, is valued using NAV and does not have any unfunded commitments nor include circumstances in which an otherwise redeemable investment might not be redeemable (for instance, investment that is subject to a lockup period).

There were no fair value measurements valued using Level 3 inputs as of December 31, 2010 and 2009.  There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2010.

D.    Investment Contracts (OneBeacon Insurance Stable Value Fund)

As of December 31, 2008, the Plan had two traditional GICs with Massachusetts Mutual and ING USA.  The traditional GIC with ING USA expired as of April 9, 2009.  The traditional GIC with Massachusetts Mutual expired as of June 30, 2009.  The OneBeacon Insurance Stable Value Fund (“Stable Value Fund”), which as described in Note A was removed from the available investment options effective July 1, 2009, also invested in the Vanguard Prime Money Market Fund. The Stable Value Fund was credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. There were no reserves against contract value for credit risk of the contract issuer or otherwise. The contract issuer was contractually obligated to repay the principal and a specified interest rate that was guaranteed to the Plan unless specifically denoted elsewhere in the contract, such as an early termination clause.

The crediting rate was most impacted by the change in the annual effective yield to maturity of the underlying securities, but was also affected by the differential between the contract value and the market value of the covered investments. This difference was amortized over the duration of the covered investments. Depending on the change in duration from reset period to reset period, the magnitude of the impact to the crediting rate of the contract to market difference was heightened or lessened. The crediting rate could be adjusted periodically and was usually adjusted either monthly or quarterly, but in no event was the crediting rate less than zero percent.

There were certain events which limited the ability of the Plan to transact at contract value with the contract issuer, and could potentially result in termination of the contract prior to contract maturity date. Such events included: amendments to the Plan document, changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions, bankruptcy of the Plan sponsor or other Plan sponsor event (divestitures, spin-offs of a subsidiary, etc.) which caused a significant withdrawal from the Plan, Plan termination, or failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA.  The GIC did not permit the insurance company to terminate the agreement prior to the scheduled maturity date.

E.     Related Party Transactions

The Plan invests in shares of mutual funds managed by an affiliate of Vanguard.  Vanguard acts as Trustee for only those investments as defined by the Plan.  The Plan also has investments which were managed by White Mountains Advisors LLC (“WM Advisors”), an affiliate of the Company.  Prospector Partners, LLC (“Prospector”) served as a discretionary advisor to WM Advisors under a sub-advisory agreement.  Effective December 1, 2009, the investment management agreement with WM Advisors and the sub-advisory agreement with Prospector were terminated and a new investment management agreement was entered into with Prospector to assume management of the OneBeacon Equity Fund and the OneBeacon Fully Managed Fund.  Richard P. Howard, a portfolio manager of Prospector, is a director of OneBeacon.  Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules.  Participants’ loans also constitute party-in-interest transactions.

Management fees in the amount of $776,752 were incurred by the Company for the year ended December 31, 2009 due to WM Advisors that also qualify as party-in-interest transactions.  Effective December 1, 2009, the Plan assumed responsibility for management fees to Prospector.  Management fees in the amount of $828,644 and $71,055, respectively, were incurred by the Plan in 2010 and 2009 that also qualify as party-in-interest transactions.

The Plan invests in the WTM Fund which is comprised of White Mountains common shares and small amounts of cash invested in the Vanguard Prime Money Market Fund.  The unit values of the WTM Fund are recorded and maintained by Vanguard.  During the years ended December 31, 2010 and 2009, the Plan purchased shares in the WTM Fund in the amount of $1,125,651 and $1,617,899, respectively; sold shares in the WTM Fund of $3,651,080 and $2,537,981, respectively; had dividend earnings of $40,436 and $44,735, respectively; and had net appreciation in the WTM Fund of $28,888 and $2,955,951, respectively. Dividends paid by the WTM Fund can be in the form of White Mountains common shares or cash. The total value of the Plan’s investment in the WTM Fund was $11,377,653 and $13,788,825, respectively, at December 31, 2010 and 2009.  Benefit payments from the WTM Fund amounted to $2,072,568 and $890,702, respectively, during the plan years ended December 31, 2010 and 2009.

The Plan invests in the OB Fund which is comprised of OneBeacon common shares and small amounts of cash invested in the Vanguard Prime Money Market Fund. The unit values of the OB Fund are recorded and maintained by Vanguard. During the years ended December 31, 2010 and 2009, the Plan purchased shares in the OB Fund in the amount of $17,884,183 and $14,065,581, respectively; sold shares in the OB Fund of $14,473,330 and $7,128,172, respectively; had dividend earnings of $6,145,982 and $1,519,814, respectively; and had net appreciation in the OB Fund of $3,253,425 and $5,405,078, respectively. Dividends paid by the OB Fund can be in the form of OneBeacon common shares or cash. The total value of the Plan’s investment in the OB Fund was $29,973,981 and $23,389,362, respectively, at December 31, 2010 and 2009.  Benefit payments from the OB Fund amounted to $7,064,358 and $1,308,346, respectively, during the plan years ended December 31, 2010 and 2009.

F.     Tax Status

The IRS has determined and informed the Company by a letter dated June 16, 2010 that the 401(k) Plan and related trust are designed in accordance with applicable sections of the IRC.  A favorable determination of the ESOP Plan was received effective February 11, 2009.  The Company will file a determination letter for the combined Plan.  However, management believes the Plan is designed and operates in accordance with the IRC; therefore, no provision for income taxes is required.

In accordance with GAAP, Plan management is required to evaluate tax positions taken by the Plan.  There are no uncertain tax positions taken or expected to be taken that would require recognition of a liability or asset or disclosure in the financial statements.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

G.    Subsequent Events

The Plan sponsor evaluates subsequent events up to the date the Annual Report on Form 11-K is filed with the SEC.

Schedule of Assets (Held at End of Year)

Form 5500, Schedule H, Part IV, Line 4i

(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
ABBOTT LABORATORIES	Common Stock		29,400	$1,408,554
ALLEGHENY ENERGY INC	Common Stock		143,300	3,473,592
ALTERRA CAPITAL HOLDINGS LTD	Common Stock		40,300	872,092
ANGLOGOLD ASHANTI LTD	Common Stock		10,000	492,300
ARCH CAPITAL GROUP LTD SHS	Common Stock		11,100	977,355
AUTOMATIC DATA PROCESSING INC	Common Stock		84,000	3,887,520
BARRICK GOLD CORP	Common Stock		87,500	4,653,250
BERKSHIRE HATHAWAY INC	Common Stock		24,100	1,930,651
CALPINE CORP	Common Stock		51,353	685,049
CAMPBELL SOUP CO	Common Stock		39,600	1,376,100
CHARTER FINANCIAL / GA	Common Stock		31,400	279,460
CLAYTON WILLIAMS ENERGY INC	Common Stock		30,100	2,527,497
COCA COLA CO	Common Stock		7,900	519,583
COCA COLA ENTERPRISES INC	Common Stock		51,400	1,286,542
COMCAST CORP	Common Stock		61,400	1,277,734
DOMTAR CORP	Common Stock		46,013	3,493,307
DONEGAL GROUP INC	Common Stock		18,400	266,432
EI DU PONT DE NEMOURS & CO	Common Stock		119,000	5,935,720
EL PASO CORP	Common Stock		42,400	583,424
FIRST AMERICAN FINANCIAL CORP	Common Stock		34,300	512,442
FORESTAR GROUP INC	Common Stock		40,200	775,860
FORTUNE BRANDS INC	Common Stock		26,300	1,584,575
GENON ENERGY INC	Common Stock		929,672	3,542,050
GOLD FIELDS LTD	Common Stock		289,700	5,252,261
HESS CORP	Common Stock		12,908	987,978
JOHNSON & JOHNSON	Common Stock		14,000	865,900
LOEWS CORP	Common Stock		63,700	2,478,567
MARATHON OIL CORP	Common Stock		74,700	2,766,141
MERCER INS GROUP INC	Common Stock		11,500	321,885
MEREDITH CORP	Common Stock		22,500	779,626
NEENAH PAPER INC	Common Stock		43,200	850,176
NEW YORK TIMES CO	Common Stock		42,100	412,580
NEWMONT MINING CORP	Common Stock		64,600	3,968,378
NEXEN INC	Common Stock		193,100	4,421,990
NORTHGATE MINERALS CORP	Common Stock		69,300	221,760
OPTI CANADA INC	Common Stock		281,800	190,013
PFIZER INC	Common Stock		149,400	2,615,994
PLATINUM UNDERWRITERS HLDGS	Common Stock		67,200	3,021,984
POST PROPERTIES INC	Common Stock		62,600	2,272,380
PUBLIC SERVICE ENTERPRISE GROU	Common Stock		23,900	760,259
REPSOL YPF SA	Common Stock		82,400	2,302,256
SARA LEE CORP	Common Stock		56,700	992,817
STATE AUTO FINANCIAL CORP	Common Stock		95,100	1,656,642

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
	SUPERVALU INC	Common Stock		68,596	660,579
	TELEPHONE & DATA SYSTEMS INC	Common Stock		27,700	1,012,435
	THOMAS PROPERTIES GROUP INC	Common Stock		2,500	10,550
	TIMBERWEST FOREST CORP	Common Stock		244,888	1,035,102
	TOOTSIE ROLL INDUSTRIES INC	Common Stock		80,594	2,334,808
	TYCO INTERNATIONAL LTD SHS	Common Stock		13,000	538,720
	USEC INC	Common Stock		28,300	170,366
	VITERRA INC	Common Stock		20,700	193,324
	WALGREEN CO	Common Stock		55,400	2,158,384
	WAL-MART STORES INC	Common Stock		7,400	399,082
	WALT DISNEY CO	Common Stock		10,380	389,354
	WATERSTONE FINANCIAL INC	Common Stock		33,500	108,875
	XEROX CORP	Common Stock		192,646	2,219,282
					90,711,537

*	ONEBEACON COMPANY COMMON STOCK	Company Stock		1,984,920	29,944,064
*	WHITE MOUNTAINS COMMON STOCK	Company Stock		33,800	11,287,307
					41,231,371

	ADVANCED MICRO DEVICES INC SR	Convertible Bond 5.750% 08/15/2012 DD 08/14/07		1,475,000	1,511,875
	AMGEN INC	Convertible Bond 0.125% 02/01/2011 DD 08/01/06		2,275,000	2,272,156
	ANGLOGOLD HOLDINGS LTD	Convertible Bond 3.500% 05/22/2014 DD 05/22/09		200,000	249,614
	ANIXTER INTL INC SR NT CONV	Convertible Bond 1.000% 02/15/2013 DD 02/16/07		4,225,000	4,726,719
	ARCHER DANIELS MIDLAND CO SR	Convertible Bond 0.875% 02/15/2014 DD 02/22/07		2,400,000	2,451,000
	CENTURY ALUM CO SR NT CONV	Convertible Bond 1.750% 08/01/2024 DD 02/01/05		475,000	470,844
	CHARLES RIVER LABS INTL CONV	Convertible Bond 2.250% 06/15/2013 DD 06/12/06		1,425,000	1,425,000
	CHEMED CORP NEW SR NT CONV	Convertible Bond 1.875% 05/15/2014 DD 05/14/07		550,000	549,313
	CHIQUITA BRANDS INTL INC SR NT	Convertible Bond 4.250% 08/15/2016 DD 02/12/08		200,000	193,750
	DOMINION RES INC VA	Convertible Bond 2.125% 12/15/2023 DD 12/15/04		375,000	457,031
	GENCORP INC	Convertible Bond 4.063% 12/31/2039 DD 12/21/09		225,000	210,938
	GILEAD SCIENCES INC	Convertible Bond 1.000% 05/01/2014 DD 07/30/10		1,175,000	1,210,250

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
	GILEAD SCIENCES INC SR NT CONV	Convertible Bond 0.625% 05/01/2013 DD 04/25/06		550,000	606,375
	GREATBATCH INC SUB DEB CONV	Convertible Bond 2.250% 06/15/2013 DD 03/28/07		1,725,000	1,681,875
	KINROSS GOLD CORP CONV 144A	Convertible Bond 1.750% 03/15/2028 DD 01/29/08		650,000	670,312
	KINROSS GOLD CORP SR NT CONV	Convertible Bond 1.750% 03/15/2028 DD 01/29/08		1,575,000	1,624,219
	L-3 COMMUNICATIONS CORP CONV	Convertible Bond 3.000% 08/01/2035 DD 07/29/05		650,000	651,625
	MEDTRONIC INC SR NT CONV	Convertible Bond 1.500% 04/15/2011 DD 04/18/06		1,650,000	1,650,000
	MEDTRONIC INC SR NT CONV 144A	Convertible Bond 1.500% 04/15/2011 DD 04/18/06		1,350,000	1,350,000
	NEWMONT MNG CORP	Convertible Bond 1.250% 07/15/2014 DD 07/17/07		775,000	1,111,156
	NORTHGATE MINERALS CORP	Convertible Bond 3.500% 10/01/2016 DD 10/05/10		325,000	349,781
	OWENS-BROCKWAY GLASS CONTAINER	Convertible Bond 3.000% 06/01/2015 DD 05/07/10		250,000	251,563
	PENN VA CORP SR SUB NT CONV	Convertible Bond 4.500% 11/15/2012 DD 12/05/07		975,000	965,250
	PHH CORPORATION	Convertible Bond 4.000% 09/01/2014 DD 09/01/10		750,000	841,875
	RTI INTERNATIONAL METALS	Convertible Bond 3.000% 12/01/2015 DD 12/14/10		100,000	103,625
	SMITHFIELD FOODS INC SR NT	Convertible Bond 4.000% 06/30/2013 DD 07/08/08		1,325,000	1,545,281
	TRINITY INDS INC SUB NT CONV	Convertible Bond 3.875% 06/01/2036 DD 06/07/06		1,825,000	1,731,469
	UAL CORP SR SUB NT CONV	Convertible Bond 4.500% 06/30/2021 DD 07/28/06		775,000	788,562
	UNISOURCE ENERGY CORP SR CONV	Convertible Bond 4.500% 03/01/2035 DD 09/01/05		2,200,000	2,332,000
	UNITED CONTINENTAL HOLDINGS INC	Convertible Bond 5.000% 02/01/2021 DD 02/01/06		1,125,000	1,060,312
	USEC INC	Convertible Bond 3.000% 10/01/2014 DD 09/28/07		7,175,000	6,457,500
					41,501,270

	EL PASO ENERGY CAP TRI CVT PFD	Convertible Preferred Stock		9,800	379,750
					379,750

*	Vanguard Retirement Savings Trust IV	Collective Trust		50,113,286	50,113,286
					50,113,286

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
	Baron Asset Fund	Registered Investment Company		13,230	731,216
	Dreyfus Treasury Prime Money Market Fund	Registered Investment Company		5,751,600	5,751,600
*	Vanguard 500 Index Fund Investor Shares	Registered Investment Company		291,616	33,774,955
*	Vanguard High-Yield Corporate Fund Investor Shares	Registered Investment Company		981,104	5,592,294
*	Vanguard International Growth Fund Investor Shares	Registered Investment Company		590,984	11,429,622
*	Vanguard International Value Fund	Registered Investment Company		50,758	1,632,380
*	Vanguard Long-Term Investment Grade Fund Investor Shares	Registered Investment Company		1,850,370	17,282,457
*	Vanguard Mid-Cap Index Fund Investor Shares	Registered Investment Company		679,178	13,794,124
*	Vanguard Morgan Growth Fund Investor Shares	Registered Investment Company		275,994	4,976,171
*	Vanguard Prime Money Market Fund	Registered Investment Company		22,554,391	22,554,391
*	Vanguard Selected Value Fund	Registered Investment Company		408,304	7,659,781
*	Vanguard Short-Term Investment Grade Fund Investor Shares	Registered Investment Company		2,432,957	26,202,943
*	Vanguard Small-Cap Index Fund Investor Shares	Registered Investment Company		359,608	12,496,384
*	Vanguard Target Retirement 2005 Fund	Registered Investment Company		64,668	758,561
*	Vanguard Target Retirement 2010 Fund	Registered Investment Company		104,295	2,326,830
*	Vanguard Target Retirement 2015 Fund	Registered Investment Company		436,293	5,418,758
*	Vanguard Target Retirement 2020 Fund	Registered Investment Company		200,955	4,441,097
*	Vanguard Target Retirement 2025 Fund	Registered Investment Company		460,832	5,815,695
*	Vanguard Target Retirement 2030 Fund	Registered Investment Company		186,542	4,044,223
*	Vanguard Target Retirement 2035 Fund	Registered Investment Company		274,958	3,599,201
*	Vanguard Target Retirement 2040 Fund	Registered Investment Company		78,697	1,691,987
*	Vanguard Target Retirement 2045 Fund	Registered Investment Company		116,333	1,570,497
*	Vanguard Target Retirement 2050 Fund	Registered Investment Company		22,548	482,529
*	Vanguard Target Retirement 2055 Fund	Registered Investment Company		4,320	98,418
*	Vanguard Target Retirement Income Fund	Registered Investment Company		144,603	1,631,125
*	Vanguard Total International Stock Index Fund	Registered Investment Company		1,137,594	17,928,475
*	Vanguard Wellington Fund Investor Shares	Registered Investment Company		880,091	27,370,833
*	Vanguard Windsor Fund Investor Shares	Registered Investment Company		1,425,710	19,261,346
*	Vanguard Windsor II Fund Investor Shares	Registered Investment Company		375,599	9,641,639
					269,959,532

	Total Investments				$493,896,746

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
*	Notes Receivable from Participants	Participant Loans 4.25% - 10.25%			$4,032,560
					$4,032,560

*      Denotes party-in-interest.

**    Cost is omitted for participant-directed investments.